                                                                    Exhibit 12.2

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (Including Interest on Deposits)

(dollars in thousands)

                                       For the
                                       Quarter                          For The Year Ended December 31,
                                        Ended    --------------------------------------------------------------------------------
                                       3/31/03            2002             2001            2000             1999             1998
                                     --------------------------------------------------------------------------------------------
1/3 of rent expense                   $    951        $  3,372         $  3,437        $  3,319         $  3,675         $  3,450
Total interest expense                  29,036         144,582          231,525         237,110          190,082          202,027
                                     --------------------------------------------------------------------------------------------
Fixed charges including
  interest on deposits (B)            $ 29,987        $147,954         $234,962        $240,429         $193,757         $205,477
                                     ============================================================================================

Income before taxes                   $ 76,182        $296,568         $286,338        $274,190         $248,601         $231,564
Fixed charges including
  interest on deposits                  29,987         147,954          234,962         240,429          193,757          205,477
                                     --------------------------------------------------------------------------------------------
Earnings (A)                          $106,169        $444,522         $521,300        $514,619         $442,358         $437,041
                                     ============================================================================================

Ratio of earnings to fixed charges:
Including interest on deposits (A/B)       3.5x            3.0x             2.2x            2.1x             2.3x             2.1x
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(a) For purposes of computing the ratios of earnings to fixed charges, earnings represents income before income taxes and fixed charges. Fixed charges including interest on deposits include all interest expense and one-third
    (the proportion deemed representative of the interest factor) of all rents.